As filed with the Securities and Exchange Commission on July 31, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JOHN BEAN TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	200 E. Randolph Dr. Chicago, IL 60601 (312) 861-5900	91-1650317 (I.R.S. Employer Identification No.)
(Address, including zip code and telephone number, including area code, of Principal Executive Offices)

John Bean Technologies Corporation Savings and Investment Plan

(Full title of the plan)

Ronald D. Mambu

Chief Financial Officer

200 E. Randolph Dr.

Chicago, Illinois 60601

(312) 861-5900

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

copy to:

Carol Anne Huff

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
common stock, par value $0.01 per share	10,000,000 shares	$13.26	$132,600,000.00	$5,211.18

(1)	Each share of common stock to be issued will also represent one preferred share purchase right, as provided in the Rights Agreement dated July 31, 2007 between John Bean Technologies Corporation (the “Company”) and National City Bank. Such preferred share purchase rights will not trade separately from the underlying common stock and, therefore, do not carry a separate price or necessitate an additional registration fee.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover (i) an indeterminate amount of interest to be offered pursuant to the above-named plan and (ii) any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(3)	Estimated pursuant to Rule 457(h) solely for purposes of calculating the aggregate offering price and the amount of the registration fee based upon average of the high and low sale prices of the Company’s common stock as reported on a “when issued” basis by the New York Stock Exchange on July 30, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by John Bean Technologies Corporation (the “Company”) with the Commission under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference into this Registration Statement:

•

The Company’s Registration Statement on Form 10, filed April 30, 2008, as amended on June 5, 2008, June 23, 2008, July 3, 2008, July 10, 2008, and July 14, 2008 (Registration No. 001-34036), including the description of the Company’s common stock and preferred share purchase rights contained therein, and any amendment or report filed for the purpose of updating such description.

•	The Company’s Current Reports on Form 8-K filed with the Commission on July 17, 2008 and July 28, 2008.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Its Amended and Restated Certificate of Incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(a)	for any breach of the director’s duty of loyalty to the Company or its stockholders;

(b)	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

(c)	for any improper payment of dividends or redemption of shares; or

(d)	for any transaction from which the director derives an improper personal benefit.

The Company’s Amended and Restated Certificate of Incorporation further provides, as permitted by Section 145 of the DGCL, that each person who was or is a party or is threatened to be made a party to or is otherwise involved with any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another company or other enterprise (an “indemnitee”), will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, against all expense, liability and loss (including attorneys’ fees), reasonably incurred or suffered by such indemnitee in connection therewith. This right of indemnification includes the obligation of the Company to provide an advance of expenses, although the indemnitee may be required to repay such an advance if there is a judicial determination that the indemnitee was not entitled to the indemnification. The Company may also, by action of its Board of Directors, provide indemnification to employees and agents of the Company with the same or lesser scope and effect as the foregoing indemnification of directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

In lieu of an opinion of counsel concerning compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or an Internal Revenue Service (“IRS”) determination letter that the plan is qualified under Section 401 of the Internal Revenue Code, the Company hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9.	Undertakings.

1.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on July 31, 2008.

JOHN BEAN TECHNOLOGIES CORPORATION

By:	/s/ Charles H. Cannon, Jr.
Name:	Charles H. Cannon, Jr.
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the Trustee (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on behalf of the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on July 31, 2008.

JOHN BEAN TECHNOLOGIES CORPORATION SAVINGS AND INVESTMENT PLAN

By:	John Bean Technologies Corporation

By:	/s/ Charles H. Cannon, Jr.
Name:	Charles H. Cannon, Jr.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 10 (Registration File No. 001-34036) filed on April 30, 2008.

4.2	Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10 (Registration File No. 001-34036) filed on April 30, 2008.

4.3	Specimen common stock certificate of John Bean Technologies Corporation, incorporated by reference to Exhibit 4.1 to the Company’s Amendment No. 3 to Registration Statement on Form 10 (Registration File No. 001-34036) filed on July 3, 2008.

4.4	Form of Rights Agreement by and between John Bean Technologies Corporation and National City Bank, dated as of July 31, 2008, incorporated by reference to Exhibit 4.2 to the Company’s Amendment No. 3 to Registration Statement on Form 10 (Registration File No. 001-34036) filed on July 3, 2008.

4.5	Form of Certificate of Designations of Series A Junior Participating Preferred Stock of John Bean Technologies Corporation, incorporated by reference to Exhibit 4.3 to the Company’s Amendment No. 3 to Registration Statement on Form 10 (Registration File No. 001-34036) filed on July 3, 2008.

4.6	Form of John Bean Technologies Corporation Savings and Investment Plan, incorporated by reference to Exhibit 10.6 to the Company’s Amendment No. 3 to Registration Statement on Form 10 (Registration File No. 001-34036) filed on July 3, 2008.

23.1*	Consent of KPMG LLP.

24.1*	Power of Attorney of certain officers and directors of the Company.

*	Filed herewith